UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2013

PATRIOT MINEFINDERS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

700 - 510 West Hastings Street, Vancouver, British Columbia, Canada	V6B 1L8
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (604) 687 7130

                                                     N/A
(Former name or former address, changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Definitive Agreement

Patriot Minefinders, Inc. (the “Company” or “Patriot”) is pleased to announce that it has entered into a binding letter of intent regarding the acquisition of 100% of the outstanding shares of Wundr Software Inc., a company with software in the eBook industry.

In consideration for acquiring 100% of the shares of Wundr, Patriot will issue a total of 55 million shares of common stock to current shareholders of Wundr and will conduct private placements of its common stock for up to USD $500,000 on or before December 30, 2013 and for a further $1,725,000 on or before February 28, 2014. All shares of common stock issued to shareholders of Wundr and in connection with the private placements will be subject to all applicable regulatory hold periods. In addition to the foregoing terms and conditions of the proposed transaction, certain shareholders of the Company will cancel up to 10,000,000 restricted common shares and transfer 5,000,000 restricted common shares to the current shareholders of Wundr.

The Company, post transaction, intends to change its name to Wundr Software Inc. and to complete a change of its board of directors with incoming Wundr management to occupy five of six board positions and the officer positions within the newly combined corporate entity.

Item 7.01 Regulation FD Disclosure

The Registrant issued a news release filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

99. 1	News Release dated November 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.

/s/ John LaGourgue
John LaGourgue
Director

Date: November 12, 2013